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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Psychemedics Corporation
             (exact name of registrant as specified in its charter)


                Delaware                                 58-1701987
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


1280 Massachusetts Avenue, Suite 200, Cambridge, Massachusetts          02138
           (Address of principal executive offices)                   (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     to be So Registered                         Each Class is to be Registered
-----------------------------                    ------------------------------
Common Stock, $.005 par value                        American Stock Exchange

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: ______ (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                  None.

Item 1.  Description of Registrant's Securities to be Registered.

         The total authorized capital stock of the Registrant sought to be registered hereunder consists of fifty million (50,000,000) shares of Common Stock, $.005 par value. The Registrant also has authorized eight hundred seventy-two thousand five hundred twenty-one (872,521) shares of Preferred Stock. The holders of outstanding shares of the Registrant's Common Stock are entitled to receive dividends out of the assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine, subject to any preferences that the Board of Directors may from time to time prescribe for the holders of Preferred Stock. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by holders of Common


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Stock. The holders of shares of Common Stock do not have cumulative voting rights. Upon liquidation of the Registrant, stockholders are entitled to receive ratably any assets available for distribution to stockholders after payment of all obligations of the Registrant and the payment to the holders of Preferred Stock of the specific preferential amounts which they are entitled to receive upon such liquidation. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

         The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by the stockholders and may adversely effect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. As of the date of this Registration Statement, the Company has no Preferred Stock outstanding. The Company currently has no plans to issue any Preferred Stock.

Item 2.  Exhibits.


Number                           Exhibit Title
------                           -------------

1 Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on July 30, 2002 to become effective as of August 1, 2002.

2        By-laws of Psychemedics Corporation (incorporated by reference from
         Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

3 Form of stock certificate representing share of Common Stock, $.005 par value per share





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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date  July 31, 2002                       PSYCHEMEDICS CORPORATION



                                          By /s/ Raymond C. Kubacki, Jr.
                                             -----------------------------------
                                             Raymond C. Kubacki, Jr., President







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                                INDEX TO EXHIBITS


Number                           Exhibit Title
------                           -------------


1 Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on July 30, 2002 to become effective as of August 1, 2002.

2        By-laws of Psychemedics Corporation (incorporated by reference from
         Exhibit 3.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

3 Form of stock certificate representing share of Common Stock, $.005 par value per share